Exhibit 4.(a).60.8

Unofficial Translation

[State Emblem]

The State of Israel
Ministry of Communications

General License of Partner Fixed Communications Solutions Limited Partnership for the Provision of Domestic Fixed-Line Telecommunication Services

Amendment No. 8

By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having given Partner Fixed Communications Solutions Limited Partnership  ("Partner"), the opportunity to present their arguments regarding this matter, we hereby amend the General License for the provision of Domestic Fixed-Line Telecommunication Services, granted to Partner on 15 January 2007,  as follows:

Amendment of Article 1

1.	In Article 1.1, after the definition of "Subscriber" shall come:

"Business Subscriber"-	a Subscriber that is one of the following:
(a)	A corporation, as defined in the Interpretations Law, 1981;
(b)	Government offices and other quasi-governmental offices;
(c)	A licensed dealer except for an exempt dealer;
(d)	A body that was incorporated in a law of by law

        "Non-Business Subscriber"             - a Subscriber that is not a Business Subscriber;"

Amendment of Article 63

2.	After Article 63.6, shall come:

"63.7	A bill that is sent to a Non-Business Subscriber shall be in the format set forth in Annex D1 (hereinafter for this Article- " Non-Business Subscriber Bill Format").

63.8
A Business Subscriber may request that the Licensee send him a telephone bill in a Non-Business Subscriber Format (hereinafter in this Article-"a Request"). If the subscriber makes such a Request, the Licensee shall begin sending him bills in accordance with said format, no later than two bill periods from the date of the Request. The Licensee shall publish bi-annually, a notice in the telephone bill sent to Business Subscribers, that the Business Subscribers may request that the Licensee format their telephone bill in accordance with the Non-Business Subscriber Bill Format.

63.9
The bill shall be sent to the address recorded by the Licensee or any other address supplied by the subscriber to the Licensee, or by any other means if the subscriber has given prior specific consent; The Licensee may not request any type of payment for issuing and sending the bill to the subscriber. The Licensee may request reasonable payment for "detailed calls"sent to the subscriber upon the subscriber's request."

Amendment of Annex D

3.	Article 1 c(4) in Annex D shall be deleted.

Addition of Annex  D1

4.	After Annex D, shall come Annex D1 A copy of Annex D1 regarding "Proper Disclosure in the Bill" is attached hereto.

Commencement

5.	This amendment shall become effective no later than 31 December 2009, except for Articles 9b and 9f in Annex D1 that will become effective no later than 15 September 2009.

(7 May, 2009)

(sgd) Mordechai Mordechai Director-General	(sgd) Haim Giron, Adv. Senior Deputy Director-General, Engineering and Licensing

Annex D1-Proper Disclosure in the Telephone Bill

General

For this annex, "telephone bill"- a bill that the licensee will provide to a subscriber for services that the licensee provided either by itself or for services provided to a subscriber by another licensee or service provider that uses the collection services of the licensees to collect payment from the subscriber.

1.
A telephone bill (in this annex- "a bill") that a licensee will provide to the subscriber shall be clear, legible and comprehensive; the bill should include an accurate detail of the components of the required payment, as detailed in this annex.

2.	A bill should include the following parts:
a.	"bill summary";
b.	"bill details" that includes:
1)	Details regarding fixed payments, variable payments, one time charges, credits and refunds, as defined in section 8e of this annex;
2)	Information on usage habits;
c.	"call details".

3.	The bill will be built in a "bottom-up" method, so that the lowest level will be section c-"call details", above it section b-"detailed bill" and the highest level section a-"bill summary".

4.	Each page of the bill, including the "bill details", will include the company name or logo.

5.
The licensee will produce for every telephone number a separate "bill summary", "bill details" and "call details". For a subscriber with several telephone numbers the licensee may produce one "bill summary" that will relate to all the telephone numbers that the subscriber has, as long as the "bill summary" details all of the telephone numbers that the bill refers to (see examples 1,2). The licensee shall produce "bill details" and "call details" for each number separately. Notwithstanding the above, a subscriber that has several telephone numbers, may request from the licensee to receive a separate "bill summary" for each number. For this matter, a PRI line shall be considered as one telephone number.

6.
Numbers in the bill shall be rounded out and shall be detailed in accordance with section 2.2.2 for the Israeli standard 5262- "credibility of the charge and proper disclosure in telephone bills" (in this annex- "the standard") and the provisions of the general license for this matter. It is clarified that as to the method of calculation of the amount to be charged, as opposed to the manner it should be displayed in the "call details" and the "bill details" as set forth in the provisions, the licensee should calculate it in accordance with the tariff set forth in the regulations, without rounding out.

7.
On the Ministry of Communication's website, under "general licenses", examples are provided for telephone bills that have been prepared in accordance with the provisions detailed in this annex (in this annex- "the examples"). The examples are based on subscriber agreements and tariff plans that were marketed in 2008 by the general licensees. The examples are solely for demonstration of the manner of implementation of the provisions. In case of deviations between the provisions and the examples, the provisions will prevail.

Section a- "bill summary"

8.	In the "bill summary", the following details should be displayed:

a.	Subscriber Details -
1)	First name;
2)	Last name;
3)	Address;
4)	Customer number;
5)	Telephone number and/or PRI number through which the services were supplied and for which the subscriber bill is provided;

b.	Licensee Details –
1)	Company name;
2)	Address of company headquarters;
3)	Telephone and facsimile numbers of the customer service;
4)	Website of the company.

c.	Dates-
1)	Date of the bill;
2)	Period of the bill;
3)	Last date for payment of the bill-for a bill that is not paid by automatic charge or by credit card.

d.	Notifications to a Subscriber-
1)
A notification regarding the possibility of filing a complaint with the person responsible for handling the public's complaints at the licensee, his authorities and the method of contacting him. Even if the licensee is not obligated according to the provisions of its license, to notify each subscriber about the possibility of filing a complaint with the person responsible for handling the public's complaints in the bill, the licensee should display a notice regarding the possibility of filing a complaint through a telephone center of the licensee and the methods of filing the complaint.

2)
The Address, telephone number, facsimile number and electronic mail address of the licensee, through which the subscriber can request the licensee to terminate a service or to deliver to the licensee a termination notice as set forth in section 13d of the Consumer Protection Law, 1981. If the licensee is not obligated according to the provision of its license to allow the transmission of a request for termination of service through electronic mail, it will not be obligated to display the electronic mail address as above-mentioned.

3)	Information of campaigns and personal notices to the subscriber, in accordance with the licensee's decision.

e.	The amount to be charged without V.A.T, as follows:
1)	Fixed charges-charges that apply to the subscriber that do not depend on the amount of use;
2)	Variable charges- charges that apply to the subscriber that depend on the amount of use;
3)	One time charges-for example: "exit" charges, charges for linkage and interest differences for a monetary debt, charges for collection expenses etc. (in this annex- "one time charges");
4)	Credits- for example: a credit for the return of old handsets, a credit for the subsidy of handsets etc. (in this annex- "credits");
5)	Monetary refunds for excess charges (in this annex- "refunds").

f.	The total amount for payment shall be displayed as follows:
1)	The total amount for payment not including V.A.T; the amount should be calculated according to the summary of charges that are displayed under "intermediate charges" in the "bill details";
2)	The V.A.T amount;
3)	The total amount for payment including V.A.T.

g.	All of the amounts to be charged that appear under the "account summary", shall be displayed as a decimal number in New Israeli Shekels at an accuracy level of two figures after the decimal point.

Section b- "Bill Details"

9.	Section 1 of "bill details" shall include information regarding fixed payments, variable payments, one-time payments, credits and refunds, as follows:

a.
"Bill details" will include information regarding the tariff plan according to which the subscriber is being charged, including details of the main tariffs, including V.A.T. For a business subscriber, the details of the main tariffs will be displayed without V.A.T.

b.	In accordance with the subscriber agreement of the subscriber during the obligation period, the licensee shall note in every bill under "bill details", the following details:

1)
The obligation period and the termination date; the provisions of this sub-section will not apply to a transaction for which there is no notice obligation as set forth in section 13a(d)(2)(b) of the Consumer Protection Law, 1981.

2)
The payment that the subscriber will be required to pay to the company if he wishes to terminate the agreement with the licensee before the end of the obligation period or the tariff plan ("exit fees"), during the next bill period for the current bill period (in this annex-"the following billing period"). In case the exit fees change during the following billing period, the point in time to be considered for the purpose of determining the exit fee amount shall be the middle of the following billing period (see example 1).

3)
If the payment of the exit fees includes also a payment for handset subsidies, the payment shall be displayed separately. In case the payment amount is different over the course of the following billing period, the point in time to be considered for the purpose of determining the exit fee amount shall be the middle of the following billing period (see example 1).

4)
The licensee shall provide the subscriber with a written detail of the calculation method of the exit fees, within 14 days from the date that the subscriber submitted a request to the customer service center or the person responsible for handling the public's complaints at the licensee.

c.	"Bill details" shall be displayed by a chart with rows and columns, in accordance with the examples.

d.	The "bill details" will display each service that was provided to the subscriber during the billing period, in a separate row, with the following details:

1)
The name of the service; the name of the service should accurately and clearly identify, as much as possible, the service provided to the subscriber; for a service that was provided to the subscriber not by the licensee, the licensee shall display the details of the service provider, including the name and telephone number though which it can be contacted;

2)
The quantity; a quantity that is measured by time shall be displayed as mm:ss (minutes and seconds). A quantity that is measured by volume shall be displayed by a decimal number in MB at an accuracy level of at least 3 numbers after the decimal point. A quantity of internet pages that were viewed or SMSs, shall be displayed as a regular number.;

3)
The tariff; the tariff shall be displayed as a decimal number in NIS, at an accuracy level of at least 3 numbers after the decimal point. A tariff that is composed of different payment components, for example: one tariff for the services of the licensee and a second tariff for interconnection or for an international call, shall also be displayed as one inclusive tariff (see examples 1,2). Calls for which the tariff changes during the duration, for example, moving from off peak to peak or peak to off peak, change of tariff during the call, including a call that began as part of a "minutes bank" and the subscriber deviated from it during the call, shall be displayed together as part of services for "calls at changing tariffs during the call"; the tariff shall be displayed under the heading "average tariff" and shall be calculated by dividing the sum for payment in "the row of intermediate charges", as defined in section 11i of this annex,  by the quantity. (see example 5-version a). If a call under the service of "calls at changing tariffs during the call" is displayed as detailed at the end of section 11L below, there is no requirement to display the "average tariff" and the tariff shall be displayed in accordance with each segment separately (see example 5-version b).

4)
The amount for payment; the amount for payment shall be calculated by multiplying the quantity by the tariff, and shall be identical to the amount for payment that appears under "bill details" in the row of "intermediate charges"' the charge under "intermediate charges" in the "bill details" of each segment of "calls at changing tariff during the call", shall be included in the "bill details" under the appropriate service (see example 5-version b).

5)
In case a fixed charge also applies for each separate call, the number of calls made should also be displayed in the same row and the fixed tariff for the call, and the amount for payment shall be calculated by multiplying the number of calls by the fixed tariff for the call in addition to the multiplication of the quantity by the tariff (see example 4).

e.	In the "bill details", the "fixed charges" "one-time charges", "credits" and refunds" should each be displayed as a separate group (see examples 3,5).

f.
The licensee shall notify the subscriber in the bill of the possibility to request written details as to the manner of calculation of the "refund" or the "one-time charge"; the licensee shall provide the subscriber with said written details, within 30 days from the day that the subscriber made such a request from the customer service center or the person responsible for handling the public's complaints, at the licensee (see examples 3,5).

g.	In the "bill details", charges for the sale of handsets can also be noted as well as charges for services that are not telecommunication services.

h.	"Bill details" will include intermediate amounts, without V.A.T, for fixed charges, variable charges, one-time charges, credits and refunds ("intermediate summary row").

i.	The final amount to be charged shall be displayed without V.A.T, alongside the amount to be charged including V.A.T.

j.
The licensee shall note in the "billing details" a comment, according to which if there is a gap between the amount to be charged and the total of the amounts to be charged as detailed in the intermediate summary row in the "bill details", the source of the gap is that the amount to be charged is calculated in accordance with the tariffs at a higher accuracy level than required in the provisions of the license and the standard.

k.
All amounts to be charged that appear in the "bill details", shall be displayed as  a decimal number in New Israeli Shekels, at an accuracy level of two figures after the decimal point, unless specifically determined otherwise.

10.
In section 2 of the "bill details", the licensee shall display information regarding the usage patterns in a graphic manner or another manner, for each telephone number that the telephone bill pertains to, as follows:

a.
The utilization rate of all service packages that are included in the tariff plan the subscriber is subscribed to, including service packages that are supplied to the subscriber as part of the fixed payment;

b.	Payment details according to the type of service;

c.
Segmentation of call minutes and SMSs according to licensee types on which their network the call was completed (inter-network, outer-network in accordance with the type of licensee-MRT, domestic fixed line).

Section C- "Call Details"

11.	In "call details" the following details shall be displayed:

a.	"call details" shall include information regarding all of the services that were supplied to the subscriber during the period that the bill pertains to.

b.
Each "service type" shall be detailed in a separate group under the heading of the name of the service, so that each detail of the "service type" shall be displayed in a separate row, in accordance with section 11e. For a PTT call, there is no requirement for details for each separate call.

c.	The display of the data regarding each "service type" that appears in the "call details", shall be done in rising chronological order.

d.	"Call details" shall be displayed in the form of a chart in accordance with the examples.

e.	The following details shall be noted regarding each detail that appears in the "call details":

1)	The date of execution of the call, SMS or internet access;

2)	Time (hh:mm:ss)

3)	Destination;

4)	Quantity;

5)	Tariff not including V.A.T, in a decimal number in New Israeli Shekels, at an accuracy level of at least 3 figures after the decimal point;

6)	Amount to be charged without V.A.T in a decimal number in New Israeli Shekels, at an accuracy level of at least 3 figures after the decimal point;

f.
The displayed tariff shall be the tariff according to which the subscriber is charged, for example: after discount, if one exists, the discounted tariff offered to the subscriber as part of a campaign, etc.

g.
The quantity, tariff and the amount to be charged will be displayed in adjacent columns, as much as possible, so that the multiplication of the quantity by the tariff will equal the amount to be charged. If a fixed charge also exists for each call, the amount of calls made and the fixed charge for the call will be displayed in the same row, and the amount to be charged will be calculated by the multiplication of the amount of calls by the fixed charge in addition to the multiplication of the quantity by the tariff (see example 4).

h.
A quantity that is measured by time shall be displayed in the form of mm:ss (minutes: seconds); a quantity that is measured in volume shall be displayed as a decimal number in MB at an accuracy level of at least 3 figures after the decimal point; a quantity of internet pages that were viewed or SMSs shall be displayed as a regular number.

i.
Every "service type" that is displayed in the intermediate summary row, shall be displayed in the "call details" as a decimal number at an accuracy level of at least 2 figures after the decimal point and next to it shall be displayed the quantity.

j.
Every amount to be charged that appears in the intermediate summary row, shall be displayed in the "call details" as a decimal number at an accuracy level of  2 figures after the decimal point and next to it shall be displayed the quantity.

k.	The form of the each intermediate summary row shall be done in a conspicuous manner.

l.
A call for which its tariff changes during the call, for example, off peak to peak and peak to off-peak, the change of tariff during the call, including a call that began as part of a "minutes bank" and deviated from it during the call, shall be displayed as part of service for "calls at changing tariffs during the call"; the tariff shall be displayed under the heading "average tariff" and shall be calculated by dividing the sum for payment, by the quantity. (see example 5-version a). A call with a changing tariff during the call, can also be displayed in another form by displaying for each segment of the call, the tariff to be charged, the quantity and the amount to be charged as well as the total charge of the call (see example 5-version b).

m.
The licensee may supply a subscriber that specifically requests with call details in chronological order that the calls were supplied with differentiating between the services, as long as the licensee notifies the subscriber in the "call details" that he is allowed to receive "call details" in accordance with the format set forth in section 11 (b).